Securities and Exchange Commission

450 Fifth Street, N.W. Judiciary Plaza

Washington, DC 20549

Ladies and Gentlemen:

      I hereby authorize Mary E. Bowler, Corporate Secretary and Corporate Counsel, or any Assistant Secretary,

or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of E. I. du Pont de Nemours and Company.

This authorization shall remain in effect as long as I am a director of DuPont unless it is earlier specifically revoked by me.

Very truly yours,

/s/ Eleuthere I. du Pont by Mary E. Bowler

Director

January 11, 2006